Exhibit 99.1

Confidential Draft

Emergence Press Release

Claire’s Successfully Completes Financial Restructuring

Emerges from Chapter 11 Well Positioned for Long-Term Growth and Success

HOFFMAN ESTATES, ILL. – October 12, 2018 – Claire’s Stores, Inc. (“Claire’s” or the “Company”) today announced that it successfully completed its financial restructuring and emerged from Chapter 11 as the Company’s court-confirmed Third Amended Plan of Reorganization went into effect today, October 12, 2018. With support from its creditors and stakeholders, including an Ad Hoc Group of First Lien Creditors led by Elliot Management Corporation and Monarch Alternative Capital LP., who sponsored the Third Amended Plan, the Company has eliminated approximately $1.9 billion of debt from its balance sheet and gained access to $575 million in new capital.

“We committed at the beginning of this process that we would emerge as a healthier, more profitable Company – and that is exactly what we have done,” said Chief Executive Officer Ron Marshall. “Our renewed financial strength cements Claire’s position as one of the world’s leading specialty retailers of fashionable jewelry, accessories and beauty products for young women, teens, tweens and girls, and with our key growth initiatives already delivering value, we are well-positioned for long-term growth and success. We look forward to being a stronger partner and employer thanks to the support of all the customers, employees, partners, landlords, and lenders who worked with us during this process.”

Claire’s commenced its Chapter 11 process on March 19, 2018, to undertake a balance sheet restructuring and eliminate a substantial portion of debt from its balance sheet to position its Claire’s® and Icing® stores for long-term success. All businesses continued to operate as usual throughout the restructuring.

Lazard Frères & Co. LLC is serving as investment banker to Claire’s; FTI Consulting, Inc. is serving as restructuring advisor to Claire’s; Hilco Real Estate, LLC is serving as real estate advisor to Claire’s; and Weil, Gotshal & Manges LLP is serving as legal counsel to Claire’s.

The Ad Hoc First Lien Group is represented by Willkie Farr & Gallagher LLP and Guggenheim Securities LLC.

Court documents and additional information are available on the website administered by the Company’s claims and noticing agent, Prime Clerk LLC, at https://cases.primeclerk.com/claires or may be obtained by calling the Claire’s Restructuring Hotline, toll-free in the U.S., at (844) 276-3027. For calls originating outside of the U.S., please dial (917) 962-8890.

About Claire’s

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of August 4, 2018, Claire’s Stores, Inc. operated 2,471 stores in 17 countries throughout North America and Europe, excluding 6,631 concession locations. The Company franchised 687 stores in 28 countries primarily located in the Middle East, Central and Southeast Asia and Central and South America, Southern Africa, and Russia. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Media Contacts:

Claire’s Stores, Inc. Hind Palmer Hind.Palmer@claires.com +44 (0) 7773-844670
FTI Consulting
Melanie Berry Melanie.Berry@claires.com +1 (847) 898-0120	Rachel Chesley Rachel.Chesley@fticonsulting.com +1 (212) 850-5681